News Release
Contacts:
Integra LifeSciences Holdings Corporation

Maureen B. Bellantoni	John Bostjancic
Executive Vice President	Vice President, Corporate Development
and Chief Financial Officer	and Investor Relations
(609) 936-6822	(609) 936-2239
maureen.bellantoni@Integra-LS.com	jbostjancic@Integra-LS.com
Integra LifeSciences Holdings Corporation Announces Closing Of
Private Sale Of $165,000,000 2.75% Senior Convertible Notes
Due 2010 And $165,000,000 2.375% Senior Convertible Notes Due 2012
Plainsboro, New Jersey, June 11, 2007 – Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today the closing of the private sale of $165 million aggregate principal amount of senior convertible notes due 2010 (the “2010 notes”) and $165 million aggregate principal amount of senior convertible notes due 2012 (the “2012 notes” and, together with the 2010 notes, the “notes”). The principal amount of each series of notes included $15 million in aggregate principal amount related to the initial purchasers’ options to purchase additional notes, which were exercised in full. The notes are senior, unsecured obligations of Integra, and will pay interest semi-annually at the rates of 2.75%, in the case of the 2010 notes, and 2.375% in the case of the 2012 notes. Subject to certain designated events and other conditions, the notes will be convertible into cash and shares of Integra’s common stock or, at Integra’s irrevocable election, shares of Integra’s common stock, at an initial conversion rate of 15.0917 shares per $1,000 principal amount of 2010 notes and 15.3935 shares per $1,000 principal amount of 2012 notes. This represents an initial conversion price of approximately $66.26 per share for the 2010 notes and approximately $64.96 per share for the 2012 notes and represents a 27.5% conversion premium for the 2010 notes and a 25.0% conversion premium for the 2012 notes, in each case based on the closing price of $51.97 per share of the Company’s common stock on June 5, 2007. Integra LifeSciences Corporation, a subsidiary of the Company, has guaranteed the obligations of the Company under the notes.
In connection with the offering, the Company entered into note hedge and warrant transactions with one or more financial institutions that may be affiliates of the initial purchasers of the notes to increase the effective conversion price of the 2010 notes to approximately $77.96 and the effective conversion price of the 2012 notes to approximately $90.95, which is 50.0% higher for the 2010 notes and 75.0% higher for the 2012 notes than the closing price of the Company’s common stock on June 5, 2007, and to reduce the potential dilution to the Company’s earnings per share upon future conversion of the notes. In connection with hedging the note hedge and warrant transactions, the relevant financial institutions have advised the Company that they or their respective affiliates expect to enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly after the pricing of the notes and may enter into or unwind various derivatives and/or purchase or sell the Company’s common stock in secondary market transactions following the pricing of the notes (including during any conversion period of the notes and the periods prior to the maturity of each series of the notes). These activities could have the effect of increasing or preventing or offsetting a decline in the price of the Company’s common stock concurrently with or following the pricing of the notes.

Integra intends to use the net proceeds from this private offering to pay the cost of the note hedge transactions described above, to repurchase shares of its common stock, to repay amounts outstanding under its bank credit facility and for general corporate purposes. Concurrently with the closing of this private offering, Integra repurchased approximately $75 million of its common stock in private transactions.
The notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and any shares of the Company’s common stock that may be delivered upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products are used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the expectations, plans and prospects for the Company, including the anticipated use of proceeds of the offering. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item IA of Integra’s Annual Report on Form 10-K for the year ended December 31, 2006 and in Integra’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and information contained in subsequent filings with the Securities and Exchange Commission.
Source: Integra LifeSciences Holdings Corporation